Exhibit 10.5

SEVENTY SEVEN ENERGY LITIGATION TRUST AGREEMENT

This Seventy Seven Energy Litigation Trust Agreement (the “Agreement”) is made this 1st day of August, 2016, by and among Seventy Seven Finance Inc., Seventy Seven Energy Inc. (“HoldCo”), Seventy Seven Operating LLC (“OpCo”), Great Plains Oilfield Rental, L.L.C., Seventy Seven Land Company LLC, Nomac Drilling, L.L.C., Performance Technologies, L.L.C., PTL Prop Solutions, L.L.C., SSE Leasing LLC, Keystone Rock & Excavation, L.L.C. and Western Wisconsin Sand Company, LLC (each, in its capacity as a Debtor (as defined in the Plan) and a Reorganized Debtor, as applicable, a “Debtor” and, collectively, the “Debtors”), and Alan Carr, as trustee (the “Trustee”).

RECITALS

WHEREAS, on June 7, 2016, each of the Debtors filed a voluntary Chapter 11 petition with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 16-11409 (LSS)); and

WHEREAS, on July 14, 2016, the Bankruptcy Court entered an order (Docket No. 192) (the “Confirmation Order”) confirming the Joint Prepackaged Chapter 11 Plan of Reorganization of Seventy Seven Energy Inc. (Docket No. 17) (as amended on July 8, 2016, the “Plan”); and

WHEREAS, the Effective Date (as defined in the Plan) occurred on August 1, 2016; and

WHEREAS, the Plan contemplates, on the Effective Date, (a) the creation of a litigation trust (the “Litigation Trust”) and the creation of the beneficial interests in the Litigation Trust for the benefit of the Litigation Trust’s beneficiaries under the Plan (as defined in Schedule A, the “Beneficiaries”), and (b) that Debtors shall assign to the Litigation Trust and the Litigation Trust will be vested with, subject to the terms of the Plan, all of the Debtors’ Causes of Action held by any of the Debtors related in any way to the Debtors, their predecessors or their respective affiliates solely with respect to all claims and Causes of Action against any party based on or arising out of the Spin-Off or the issuance of any Security of the Debtors in connection therewith, including without limitation any claims or Causes of Action for unlawful dividend, fraudulent conveyance or avoidance claims under state or federal law, including the Bankruptcy Code; provided that any such claims and Causes of Action shall not include, (a) Causes of Action against any of the Released Parties (b) Causes of Action that arise from or relate to the operational relationship between the Debtors, on the one hand, and Chesapeake Energy Corporation and its affiliates, on the other hand, and (c) Causes of Action for which the Debtors would be required to indemnify the defendant for any liabilities or losses that such defendant would incur in connection with such a Cause of Action (Causes of Action collectively, excluding the Causes of Action listed in (a), (b) and (c), the “Contributed Claims”); and

WHEREAS, the Plan provides that the Litigation Trust will receive from the Debtors $50,000 in cash for the purposes of funding the administrative and litigation expenses of the Litigation Trust (the “Initial Funding,” and, together with the Contributed Claims, the “Trust Assets”); and

WHEREAS, the Litigation Trust is established hereunder for the purpose of prosecuting, settling and finally resolving the Contributed Claims and distributing the Trust Property to or for the benefit of the Beneficiaries, in accordance with Treasury Regulations 301.7701-4(d), with no objective or authority to continue or engage in the conduct of a trade or business; and

WHEREAS, the Litigation Trust is intended to qualify as a “liquidating trust” within the meaning of Treasury Regulations Section 301.7701-4(d) and in compliance with Revenue Procedure 94-45, 1994-2 C.B. 684, and, thus, as a “grantor trust” within the meaning of Section 671 through 679 of the Internal Revenue Code of 1986, as amended (the “IRC”) (other than to the extent Trust Assets are allocable to Disputed Claims), with the Beneficiaries to be treated as the grantors of the Litigation Trust and deemed to be the owners of the applicable Trust Assets (subject to the terms of the Plan and the rights of creditors of the Litigation Trust), and, consequently, the transfer of the Trust Assets to the Litigation Trust shall be treated as a deemed transfer of those assets from the Debtors and the Estates to the Beneficiaries followed by a deemed transfer by such Beneficiaries to the Litigation Trust for federal income tax purposes (other than to the extent Trust Assets are allocable to Disputed Claims); and

WHEREAS, any portion of the Trust Assets allocable to Disputed Claims is intended to be treated as a “disputed ownership fund” within the meaning of section 1.468B-1 et seq. of the Treasury Regulations promulgated under section 468B of the Internal Revenue Code (the “DOF Regulations”).

NOW, THEREFORE, pursuant to the Plan and the Confirmation Order, in consideration of the mutual agreements of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and affirmed, the parties hereto hereby agree as follows:

ARTICLE I

ESTABLISHMENT AND DECLARATION OF TRUST

1.1 Defined Terms. Certain capitalized terms are defined on Schedule A hereto. Capitalized terms used but not otherwise defined in this Agreement (including Schedule A hereto) and defined in the Confirmation Order shall have the meanings ascribed to them in the Confirmation Order, and capitalized terms used but not otherwise defined in this Agreement (including Schedule A hereto) or the Confirmation Order and defined in the Plan shall have the meanings ascribed to them in the Plan.

1.2 Creation and Purpose of the Litigation Trust.

(a) This Trust shall be known as the “Seventy Seven Energy Litigation Trust,” in which name the Trustee may conduct the affairs of the Litigation Trust.

(b) The office of the Litigation Trust shall be in care of the Trustee at its trust office or at any other address that the Trustee may designate by written notice to the Beneficiaries.

(c) The Debtors and the Trustee hereby create, effective as of and subject to the occurrence of the Effective Date, the Litigation Trust for the primary purpose of prosecuting,

settling and finally resolving the Contributed Claims and distributing the Trust Proceeds, if any, to the Beneficiaries in accordance with their respective entitlements, if any, under the Plan and the Confirmation Order, and in compliance with Revenue Procedure 94-45, 1994-2 C.B 684, in an expeditious and orderly manner in accordance with the terms of this Agreement, and make timely distributions and not unduly prolong the duration of the Litigation Trust.

1.3 The Litigation Trust is organized and established for the benefit of the Beneficiaries and is intended to qualify as a “liquidating trust” within the meaning of Treasury Regulations Section 301.7701-4(d), and in compliance with Revenue Procedure 94-45, 1994-2 C.B. 684, with no objective to continue or engage in the conduct of a trade or business.

1.4 Appointment of Trustee. The Trustee is hereby appointed as trustee of the Litigation Trust effective as of the date hereof, to have all the rights, powers, and duties set forth herein.

1.5 Acceptance by Trustee. The Trustee hereby accepts the trust imposed on it by this Agreement and agrees to observe and perform that trust on and subject to the terms and conditions set forth in this Agreement, the Plan, and the Confirmation Order. In connection with and in furtherance of the purposes of the Litigation Trust, the Trustee hereby accepts the transfer of the Trust Assets.

1.6 Declaration of Trust and Transfer and Delivery of Trust Assets.

(a) In order to declare the terms and conditions hereof, and in consideration of the confirmation of the Plan, the Debtors and the Trustee have executed this Agreement and, effective on the Effective Date, the Debtors hereby:

(i) irrevocably transfer, assign and convey to the Litigation Trust as of the Effective Date, in trust, to and for the benefit of the Beneficiaries, for the uses and purposes stated herein, all of their rights, title, and interests (whether legal, beneficial, or otherwise) to the Contributed Claims, free and clear of any lien, claim, encumbrance, or interest in such property of it or any other person or entity, to have and to hold unto the Litigation Trust and its successors and assigns forever for the benefit of the Beneficiaries (to the extent of their respective legal entitlements) as provided for in this Agreement, the Plan and Confirmation Order, but subject to Section 9.3; and

(ii) irrevocably and absolutely transfer to the Litigation Trust the Initial Funding in trust to and for the benefit of the Beneficiaries for the uses and purposes stated herein.

(b) Effective as of the Effective Date, the Trustee shall have all the rights, powers, and duties set forth herein and pursuant to applicable law for accomplishing the purposes of the Litigation Trust. The Trustee is hereby authorized to file with any governmental authority any documents necessary to establish the Litigation Trust.

(c) (i) From and after the Effective Date, the Debtors shall make available to the Trustee copies of books, records, and files of the Debtors and their Estates relating to the Contributed Claims and shall use reasonable efforts to cooperate with the Trustee in responding to requests for documents made by the Trustee to the Debtors;

(ii) the Debtors shall provide for the retention and storage of such books, records, and files until such time as the Trustee determines, in accordance with this Agreement, that retention of same is no longer necessary or required; and

(iii) all privileges with respect to the Contributed Claims or such books and record to which the Debtors are entitled, including the attorney-client privilege, shall be automatically vested in, and available for assertion by the Trustee on behalf of, the Litigation Trust.

To the extent any of the foregoing does not automatically occur on the Effective Date or is not effectuated through the Confirmation Order or this Agreement, the Debtors shall, on the Effective Date, execute such other and further documents as are reasonably necessary to effectuate all of the foregoing.

1.7 Title to Trust Property.

(a) Upon the Effective Date, title to the Trust Property shall pass to and vest in the Litigation Trust free and clear of all Claims and equity interests in accordance with section 1141 of the Bankruptcy Code.

(b) Upon the transfer to the Litigation Trust of the Trust Assets, (i) the Trustee, on behalf of the Beneficiaries, shall succeed to all of the Debtors’ rights, title, and interests in and to the Trust Assets, and the Debtors will not have any further interests or rights in or with respect to the Trust Property or the Litigation Trust, and (ii) no creditor of or holder of a claim against or interest in any Debtor (other than the Beneficiaries in their capacities as such) will have any claim against or recourse to the Litigation Trust or any of the Trust Property. The Trustee on behalf of the Litigation Trust as successor-in-interest to the Debtors’ Estates (for the limited purpose of fulfilling the Trustee’s duties under this Agreement) may execute and deliver any instruments, documents, books, and records (including those maintained in electronic format and original documents as may be needed), and take, or cause to be taken, all such further action in order to evidence, vest, perfect or effectuate the transfer of the Trust Assets to the Litigation Trust and consummation of the actions contemplated hereby and by the Plan and the Confirmation Order.

(c) With respect to all Trust Property, the Trustee will directly and indirectly be the representative of each Debtor’s Estate, as provided for by section 1123(b)(3)(B) of the Bankruptcy Code, and will have the rights and powers provided for in the Bankruptcy Code, including section 1107 thereof, in addition to any rights and powers granted in this Agreement, the Plan and the Confirmation Order. The Litigation Trust will be the successor-in-interest to each of the Debtors with respect to any action that was or could have been commenced by any of the Debtors prior to the Effective Date that is a Contributed Claim and shall be deemed substituted for the Debtors as the party in any Proceeding with respect to any Contributed Claims pending as of the Effective Date. The Litigation Trust may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all claims, rights or causes of actions, suits and proceedings, whether in law or in equity, whether known or unknown, that any Debtor or its Estate may hold against any person or entity, that constitute Trust Property, subject to and in accordance with the terms of this Agreement, including but not limited to Section 2.2, below. All actions, claims, rights, or interests constituting Trust Property are preserved and retained and may be enforced by the Trustee on behalf of the Litigation Trust as the representative of each Debtor and its Estate pursuant to section 1123(b)(3)(B) of the Bankruptcy Code. The Trustee will be a party in interest as to all matters over which the Bankruptcy Court has jurisdiction or retains jurisdiction under the Plan insofar as such matters affect the Litigation Trust or the Trust Property.

1.8 Transfer and Delivery of Documents and Information.

(a) In furtherance of, and without limiting, Section 1.6(b)(i), (i) the Debtors shall, and shall direct their counsel (solely in counsel’s capacity as counsel for the Debtors) to, make available and, upon request of the Trustee, deliver to the Trustee documents or information related to the Contributed Claims in the Debtor’s or their counsels’ possession (solely related to counsel’s capacity as counsel for the Debtors) and (ii) the Debtors shall, and shall direct the Debtors’ counsel (solely in counsel’s capacity as counsel for the Debtors) to, timely respond to reasonable requests for documents or information from the Trustee related to the Contributed Claims.

(b) To the extent documents or information related to the Contributed Claims or required to be available as part of the Contributed Claims is not in the possession of Debtors or available from the Debtors’ counsel, the Debtors shall promptly respond to reasonable requests by the Trustee for such documents or information (including documents or information maintained in electronic format and original documents), whether held by any of them or any of their respective agents, advisors, attorneys, accountants or other professionals. In addition, the Debtors shall provide the Trustee with access to the employees, agents, advisors, attorneys, accountants and professionals employed, retained or consulted by the Debtors who have knowledge of matters relevant to the Contributed Claims, including making such parties available to provide deposition, trial or other testimony in connection with the Contributed Claims. Notwithstanding the foregoing provisions of this paragraph, in the event the Debtors determine that any such provision of information violates any law or legal proceeding or waives any applicable privilege, protection or immunity, including without limitation the attorney-client privilege or the work-product doctrine, the Debtors shall take all reasonable measures to provide such information in a manner that avoids any such harm or consequence, including retention of the specific files.

1.9 Incidents of Ownership. The Beneficiaries shall be the sole beneficiaries of the Trust and the Trust Property, and the Trustee shall retain only such incidents of ownership as are necessary to undertake the actions and transactions authorized herein and in the Plan, including but not limited to, those powers set forth in Section 2.2.

1.10 No Reversion to Debtors or Reorganized Debtors. Subject to Section 9.3, in no event shall any part of the Trust Property revert to or be distributed to any Debtors.

1.11 Duties of Debtors; Reimbursement of Expenses. The Debtors shall have no responsibility or obligation with respect to the Contributed Claims after the Effective Date, other than (a) to comply with Section 1.6(b)(i) and Section 1.8 herein and (b) otherwise to use reasonable efforts to cooperate with the Trustee.

ARTICLE II

THE LITIGATION TRUSTEE

2.1 Appointment. The Trustee has been selected pursuant to the Plan and has been appointed as of the Effective Date. The Trustee’s appointment shall continue until the earlier of (a) the termination of the Litigation Trust or (b) the Trustee’s resignation, death, dissolution, or removal. To effectuate an orderly and efficient transition of the administration of the Trust Assets from the Debtors to the Trustee, the Trustee may perform certain services in connection with its duties and obligations under this Agreement prior to the Effective Date.

2.2 General Powers; Exclusive Authority To Pursue, Settle, or Abandon Contributed Claims.

(a) In connection with the administration of the Litigation Trust, except as set forth in this Agreement, including Section 2.3, and subject in all respects to the powers and rights of the Oversight Committee set forth herein, the Trustee is authorized to perform any and all acts necessary or desirable to accomplish the purposes of the Litigation Trust. Without limiting, but subject to, the foregoing and to Section 2.3, the Trustee shall be expressly authorized, but shall not be required, to:

(i) hold legal title to any and all rights of the holders of the Litigation Trust Interests in or arising from the Trust Property, including, but not limited to, collecting any and all money and other property belonging to the Litigation Trust;

(ii) perform the duties, exercise the powers, and assert the rights of a trustee under sections 704 and 1106 of the Bankruptcy Code;

(iii) compromise, adjust, mediate, arbitrate, sue on or defend, pursue, prosecute, abandon, or otherwise protect and enforce the rights to the Trust Property by any method deemed appropriate including, without limitation, by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium, or similar law and general principles of equity;

(iv) in accordance with section 1123(b)(3)(B) of the Bankruptcy Code, engage in, intervene in, join, compromise, adjust, release, mediate, arbitrate, sue on or defend, counterclaim, setoff, recoup, pursue, prosecute, abandon, or otherwise deal with and settle any actions, suits, proceedings, disputes, claims, controversies, demands, causes of action, or other litigation in favor of or against the Litigation Trust, to enter into agreements relating to the foregoing, whether or not any suit is commenced or claim accrued or asserted and, in advance of any controversy, to enter into agreements regarding arbitration, adjudication or settlement thereof, all in the name of the Litigation Trust if necessary or appropriate, and institute or continue actions which were or otherwise could have been brought by any Debtor that constitute Trust Property, and prosecute or defend all litigation or appeals that are Trust Property and, when appropriate, settle such actions and claims;

(v) determine and satisfy any and all liabilities created, incurred or assumed by the Litigation Trust;

(vi) make distributions to holders of the Litigation Trust Interests in accordance with this Agreement;

(vii) file, if necessary, with the appropriate taxing authority, any and all tax and information returns with respect to the Litigation Trust, comply with any withholding obligations, and pay taxes properly payable by the Litigation Trust, if any;

(viii) assert or waive any privilege or defense on behalf of the Litigation Trust;

(ix) pay all expenses and make all other payments relating to the Trust Property, including the liquidation and distribution thereof;

(x) obtain insurance coverage with respect to the liabilities and obligations of the Trustee and the Oversight Committee under this Agreement (in the form of, among other things, an errors and omissions policy or otherwise) and indemnification for the Trustee and the members of the Oversight Committee and others as provided for in this Agreement;

(xi) retain and pay third-party providers of professional services, including, but not limited to, attorneys, accountants, and other professionals reasonably necessary to accomplish the purposes of the Litigation Trust;

(xii) invest any moneys held as part of the Litigation Trust (including any earnings thereon or proceeds therefrom) in accordance with the terms and limitations of Section 2.6 hereof;

(xiii) request any appropriate tax determination with respect to the Litigation Trust, including without limitation a determination pursuant to section 505 of the Bankruptcy Code;

(xiv) open and maintain bank accounts and deposit funds, draw checks and make disbursements in accordance with this Agreement;

(xv) enforce, waive, assign or release rights, privileges or immunities of any kind;

(xvi) appear and participate in any proceeding before the Bankruptcy Court with respect to any matter regarding or relating to the Plan (insofar as it affects the Litigation Trust or the Trust Property), the Litigation Trust or the Oversight Committee;

(xvii) establish and maintain a web site for the purpose of providing notice of the Litigation Trust activities in addition to notice by other means or, to the extent specifically authorized by any given holder of Litigation Trust Interests, in lieu of notice by other means;

(xviii) file any and all documents and take or refrain from taking any and all actions the Trustee reasonably deems necessary for the continuation, protection, distribution, liquidation, and maximization of the Trust Property consistent with the purposes hereof; and

(xix) do any and all things necessary to accomplish the purposes of this Agreement.

(b) Subject to the provisions of this Agreement and the Confirmation Order, the Litigation Trust shall have exclusive rights, powers, and interests of the Debtors to Prosecute, settle, or abandon all Contributed Claims as the sole representative of the Debtors pursuant to Bankruptcy Code Section 1123(b)(3).

(c) Except as otherwise set forth in this Agreement or in the Confirmation Order, and subject to the retained jurisdiction of the Bankruptcy Court as provided for in Section 10.9 and the Plan, but without prior or further authorization, the Trustee may control and exercise authority over the Trust Property and over the protection, conservation, and disposition thereof. No person dealing with the Litigation Trust shall be obligated to inquire into the authority of the Trustee in connection with the protection, conservation, liquidation, or disposition of the Trust Property.

2.3 Limitations on the Trustee’s Authority. Notwithstanding anything to the contrary contained in this Agreement, the Plan, or the Confirmation Order:

(a) The Trustee may not take any action that requires the approval of the Oversight Committee under Section 3.3 without the prior written approval of the Oversight Committee.

(b) The Trustee shall not, and shall not be authorized to, engage the Litigation Trust in any trade or business and shall take (i) such actions consistent with the orderly distribution of the Trust Property as are required by applicable law and (ii) such actions permitted hereunder.

(c) The Litigation Trust shall not hold any operating assets of a going concern directly and shall not hold 50% or more of the stock (in either vote or value) of any entity that is treated as a corporation for federal income tax purposes, nor be the sole member of a limited liability company, nor have any interest in an entity that is treated as a partnership for federal income tax purposes, unless such stock, membership interests or partnership interest was obtained involuntarily or as a matter of practical economic necessity in order to preserve the value of the Trust Property, or, in any case, such corporation, company or partnership does not hold operating assets of a going business.

(d) Notwithstanding anything in this Agreement to the contrary, the Trustee shall not take any action which will cause the Litigation Trust to fail to qualify as a “liquidating trust” for United States federal income tax purposes.

2.4 Compensation of Trustee and Its Professionals.

(a) The initial Trustee shall be entitled to compensation in connection with the performance of its duties as set forth in Schedule B hereto, plus the reimbursement from the Trust Proceeds of reasonable out-of-pocket costs and expenses. Any successor to the Trustee shall also be entitled to reasonable compensation in connection with the performance of its duties as approved by the Oversight Committee, which compensation may be different from the terms provided in Schedule B, plus the reimbursement of reasonable out-of-pocket expenses.

(b) Subject to Section 3.3(d), the Trustee may retain the services of employees, professionals, and consultants to advise and assist in the administration, prosecution and distribution of the Trust Assets. The Trust Property shall be subject to the claims of the Trustee, and the costs and expenses of the Litigation Trust, including but not limited to the reasonable fees and expenses of the Trustee and its retained professionals, representatives, agents, and employees. The Trustee shall be entitled to reimburse itself out of any available cash in the Litigation Trust for its actual reasonable out-of-pocket expenses and for any and all losses, liabilities, expenses, or damages that the Trustee may, in good faith and without willful misconduct, gross negligence, or fraud, sustain in the exercise and performance of any of the powers and duties of the Trustee under this Agreement. The Trustee shall also be entitled to pay from the Trust Property reasonable compensation, plus the reimbursement of out-of-pocket expenses, to each of its professionals.

(c) The Trustee and any employees, professionals or consultants employed or retained by the Trustee that seek compensation or reimbursement of reasonable out-of-pocket expenses shall provide to the Oversight Committee monthly billing statements (the “Fee Statement”), by printed copy delivered by first-class mail or by portable document format (“PDF”) file delivered by electronic mail, at the option of each respective professional, which Fee Statement shall include the names and titles of each professional, the hourly rates for each such professional, the amount of hours spent by each professional and a statement of the fees and expenses for which each such professional seeks reimbursement; provided, however, that solely for any ordinary course professionals employed by the Litigation Trust, the Oversight Committee may, at its sole discretion, determine not to require copies of Fee Statements to be provided other than to the Trustee. Payment of the amounts requested in a Fee Statement shall be paid no later than thirty (30) days from the date of the Fee Statement; provided, however, that the Oversight Committee may object to the compensation or reimbursement of expenses contained in the Fee Statement by sending the Trustee or professional, as applicable, a written objection within fifteen (15) days of the date of delivery to the Oversight Committee of the Fee Statement. If an objection to a portion of the compensation or reimbursement of expenses is received, the Trustee shall promptly pay the undisputed portion of such compensation or expenses and reserve cash, in the amount of the disputed compensation or out-of-pocket expenses.

(d) In the event that the parties are unable to reach an agreement to resolve the Oversight Committee’s objection to a Fee Statement within five (5) days from the date on which such objection to the Fee Statement is received, the Trustee shall schedule a hearing with the Bankruptcy Court or other court of competent jurisdiction to take place within fourteen (14) days, or as soon as such court’s calendar permits. The Oversight Committee shall file a written objection with the Bankruptcy Court or other court of competent jurisdiction, as applicable, no later than seven (7) days prior to the scheduled hearing. Any response to the Oversight Committee’s objection must be submitted no later than three (3) days prior to the scheduled hearing. All objections to a Fee Statement shall be resolved either by (i) a written agreement between the party requesting payment of fees and expenses and the Oversight Committee, or (ii) by resolution of the disputed amount by the Bankruptcy Court or other court of competent jurisdiction. The Trustee shall promptly pay any amounts determined to be owing following the resolution described in the preceding sentence.

(e) If the cash in the Litigation Trust shall be insufficient to compensate and reimburse the Trustee or any employees, professionals or consultants retained by the Trustee for any amounts to which they are entitled hereunder, then the Trustee is hereby authorized, with the written approval of the Oversight Committee, to reduce to cash that portion of the Trust Property necessary so as to effect such compensation and reimbursement.

2.5 Reporting Duties of the Trustee.

(a) From time to time as reasonably requested by the Oversight Committee, the Trustee shall report in writing to the Oversight Committee as to the status of the Contributed Claims and all other matters that materially affect the Litigation Trust or the Trust Property. In addition, Trustee shall communicate with members of the Oversight Committee and with the Beneficiaries regarding all matters that may materially affect the Litigation Trust or the Trust Property. Notwithstanding anything to the contrary contained herein, the Trustee shall not provide or disclose any information that the Trustee reasonably believes is privileged or otherwise protected from discovery without first ensuring that the inclusion of that information will not waive any such privilege or protection.

(b) The Trustee shall comply with tax reporting responsibilities, as further provided in Article VIII below.

2.6 Investments and Bonds. Subject to Section 2.3, the Trustee may invest the Trust Assets in Permitted Investments, subject to any applicable limitations under Bankruptcy Code Section 345; provided, however, that the Trustee is not authorized to engage in any investments inconsistent with the treatment of the Litigation Trust as a liquidating trust under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.

2.7 Replacement of the Trustee. The Trustee may resign at any time upon thirty (30) days’ written notice delivered to the Bankruptcy Court and the members of the Oversight Committee, provided that such resignation shall only become effective upon the appointment of a permanent or interim successor Trustee. The Oversight Committee may remove the Trustee with or without cause upon thirty (30) days’ written notice delivered to the Trustee. The Trustee may be removed by the Bankruptcy Court upon motion and after notice and a hearing, which motion may be brought by any party in interest (including any members of the Oversight Committee). In the event of the death, medical incapacity, dissolution, resignation or removal of the Trustee, the Oversight Committee may designate a person to serve as successor Trustee. If the Oversight Committee shall fail to appoint a successor within thirty (30) days, the successor Trustee shall be appointed by the Bankruptcy Court upon request and based upon submissions from interested parties (including the Oversight Committee, any Beneficiary or counsel to the Litigation Trust). Upon its appointment, the successor Trustee, without any further act, shall become fully vested with all of the rights, powers, duties and obligations of its predecessor and all responsibilities of the predecessor Trustee relating to the Litigation Trust shall be terminated; provided, however, that the original Trustee’s right to indemnification shall survive termination and is subject to Sections 4.2 and 4.3 hereof. In the event the Trustee’s appointment terminates for any reason, such Trustee (or his estate or representatives) shall be promptly compensated for all reasonable fees and expenses accrued through the effective date of termination, whether or not previously invoiced. The provisions of Article IV shall survive the resignation or removal of any Trustee.

2.8 Litigation Trust Continuance. The death, medical incapacity, dissolution, resignation, or removal of the Trustee shall not terminate the Litigation Trust or revoke any existing agency created by the Trustee pursuant to this Agreement or invalidate any action theretofore taken by the Trustee, and the successor Trustee agrees that the provisions of this Agreement shall be binding upon and inure to the benefit of the successor Trustee and all its successors or assigns.

ARTICLE III

OVERSIGHT COMMITTEE

3.1 Oversight Committee.

(a) As of the Effective Date, the Oversight Committee shall be comprised of three (3) initial members (each a “Member” and collectively, the “Members”). One of the Members shall be appointed by the HoldCo Litigation Trust Beneficiaries (the “HoldCo Member”) and two of the Members shall be appointed by the OpCo Litigation Trust Beneficiaries (the “OpCo Members”). As of the Effective Date, each of Victor Danh and Omar Vaishnavi are hereby appointed as the OpCo Members. As of the Effective Date, the HoldCo Litigation Trust Beneficiaries have not yet appointed the HoldCo Member. The OpCo Members shall select an individual to serve as HoldCo Member until such time as a HoldCo Member is appointed pursuant to Section 3.1(b).

(b) If the HoldCo Member resigns or a vacancy is otherwise created in respect of the HoldCo Member, HoldCo Litigation Trust Beneficiaries holding a majority of the Litigation Trust Interests held by all HoldCo Litigation Trust Beneficiaries shall have the right to appoint the successor HoldCo Member. If an OpCo Member resigns or a vacancy is otherwise created in respect of one or both of the OpCo Members, (a) if one OpCo Member remains, such remaining OpCo Member shall have the right to appoint the successor OpCo Member and (b) if no Opco Members remain, OpCo Litigation Trust Beneficiaries holding a majority of the Litigation Trust Interests held by all OpCo Litigation Trust Beneficiaries shall have the right to appoint both successor OpCo Members.

(c) Except as otherwise expressly provided in the Plan and this Agreement, the Oversight Committee shall not have any power or authority as to the Trust Assets, Contributed Claims, or other assets or property belonging to the Debtors or the Debtors’ Estate or Litigation Trust.

3.2 Reports to Oversight Committee. The Trustee shall report to the Oversight Committee as provided in Section 2.5(a), and as otherwise reasonably requested by the Oversight Committee. The Oversight Committee shall keep all such information strictly confidential, except to the extent that the Oversight Committee deems it reasonably necessary to disclose such information to the Bankruptcy Court (in which case, a good faith effort shall be made to file such information under seal).

3.3 Actions Requiring Approval of the Oversight Committee. The Trustee shall obtain the approval of the Oversight Committee prior to taking any action regarding any of the following matters:

(a) The Prosecution of any Contributed Claims by the Litigation Trust,

(b) The settlement, compromise, dismissal, abandonment, release, submission to binding arbitration or mediation, or waiver, in whole or in part, of any Contributed Claims or any claims, rights, causes of action, appeals, or collection efforts arising thereunder or in connection therewith, of any Contributed Claim by the Litigation Trust where the disputed amount at issue equals or exceeds $250,000;

(c) The abandonment of any non-Cash asset that has a valuation as reasonably determined by the Trustee (for any individual transaction or series of related transactions) of at least $250,000;

(d) Retention of employees, professionals, and consultants to advise and assist in the administration, prosecution and distribution of the Trust Assets; provided, however, that the Trustee shall not be required to obtain the approval of the Oversight Committee prior to retaining any professionals that are used in the ordinary course of business;

(e) The borrowing of any funds by the Litigation Trust or pledge of any portion of the Trust Property;

(f) Any matter which could reasonably be expected to have a material adverse effect on the amount of distributions to be made by the Litigation Trust; and

(g) The decision whether to enter into an agreement with any Entity respecting the joint prosecution of Contributed Claims and causes of action belonging to Beneficiaries.

3.4 Approval of the Oversight Committee and Consultation with the Reorganized Debtors.

(a) Any approval, action or direction of the Oversight Committee shall require, and shall be effective upon, such approval, action or direction given by a majority vote of the Oversight Committee, provided that wherever the approval of the Oversight Committee is required prior to the Trustee taking any action hereunder (other than with respect to Section 2.7 or Section 10.1 hereof), such approval shall be deemed given if the Members of the Oversight Committee do not object in writing to any such action upon two (2) Business Days’ prior written (including e-mail) notice or such shorter period as is necessary under the circumstances from the Trustee, and if any objection is received in writing, then any such action must be approved by a majority vote of the Oversight Committee; provided that written approval shall be required at all times with respect to the matters set forth in Section 3.3(a) and 3.3(b) above.

(b) In view of the potential ongoing relationship between the reorganized Debtors and any potential defendant with respect to any Contributed Claims, the Oversight Committee agrees to use good faith efforts to consult with the reorganized Debtors before taking or authorizing any action with respect to the matters set forth in Section 3.3(a)( and 3.3(b). To the extent that any consultation with respect to such matters occurs, the reorganized Debtors, the Trustee and the Members of the Oversight Committee hereby agree that such matters are within the common interest of such parties therefore, they agree to treat any such discussions, correspondence, materials or other information with respect to or regarding such matters as privileged and confidential to be protected by the common interest doctrine unless such parties agree otherwise in writing.

3.5 Compensation of Oversight Committee. Members of the Oversight Committee shall not be entitled to receive compensation in connection with his or her duties; provided, however, each Member of the Oversight Committee may receive reimbursement of reasonable out-of-pocket expenses (which expense reimbursements shall not include payment of professional costs) incurred in connection with his or her duties. Members of the Oversight Committee shall be entitled to receive the benefit of any insurance as provided in Section 4.5 of this Agreement.

3.6 Restricted Actions. Notwithstanding anything in this Agreement to the contrary, the Oversight Committee shall not take any action which will cause the Litigation Trust to fail to qualify as a “grantor trust” for U.S. federal income tax purposes.

ARTICLE IV

LIABILITY OF TRUSTEE AND THE OVERSIGHT COMMITTEE

4.1 Standard of Care; Exculpation. Neither the Trustee, the Members of the Oversight Committee, nor any director, officer, affiliate, employee, employer, professional, agent, or representative of the Trustee shall be liable for losses, claims, damages, liabilities, or expenses in connection with the affairs or property of the Litigation Trust to any Beneficiary of the Litigation Trust, or any other person, for the acts or omissions of the Trustee or the Oversight Committee; provided, however, that the foregoing limitation shall not apply as to any losses, claims, damages, liabilities or expenses suffered or incurred by any Beneficiary that are found by a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the fraud, gross negligence, or willful misconduct of such person or entity.

4.2 Indemnification.

(a) Except as otherwise set forth in the Plan or Confirmation Order, the Trustee, the Members of the Oversight Committee, and any director, officer, affiliate, employee, employer, professional, agent, or representative of the Trustee (collectively, the “Indemnified Parties”) shall be defended, held harmless, and indemnified from time to time by the Litigation Trust against any and all losses, claims, damages, liabilities, penalties, obligations, and expenses, including the costs for counsel or others in investigating, preparing, or defending any action or claim, whether or not in connection with litigation in which any Indemnified Party is a party, or enforcing this Agreement (including these indemnity provisions), as and when incurred, caused by, relating to, based on, or arising out of (directly or indirectly) the Trustee’s or Oversight Committee’s acceptance of or the performance or nonperformance of its obligations under this Agreement, the Plan, or the Confirmation Order. Satisfaction of any obligation of the Litigation Trust arising pursuant to the terms of this Section shall be payable only from the Trust Property, and may be advanced, with the approval of the Oversight Committee, prior to the conclusion of such matter.

(b) Subject to Section 4.2(d), the reorganized Debtors and any director, officer, affiliate, employee, employer, professional, agent, or representative of the reorganized Debtors (collectively, the “Debtor Indemnified Parties”) shall be defended, held harmless, and indemnified from time to time by the Litigation Trust against any and all losses, claims, damages, liabilities, penalties, obligations, and expenses, including the costs for counsel or others arising from or relating to any third party claims brought or asserted against the Debtors (including any purported counterclaims or claims for contribution) that arise from any action or omission by the Trustee, related to any Contributed Claims that the Trustee elects to Prosecute.

(c) Subject to the terms of the Plan, the Litigation Trust shall promptly pay expenses reasonably incurred by any Indemnified Party or Debtor Indemnified Party in defending, participating in, or settling any action, proceeding, or investigation in which such Indemnified Party or Debtor Indemnified Party is a party or is threatened to be made a party or otherwise is participating in connection with the Agreement or the duties, acts, or omissions of the Trustee, upon submission of invoices therefor, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise. Each Indemnified Party or Debtor Indemnified Party hereby undertakes, and the Litigation Trust hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor under this Agreement.

(d) Notwithstanding Section 4.2(b), the reorganized Debtors hereby acknowledge and agree that (i) to the extent any losses, claims, damages, liabilities, penalties, obligations, and expenses to which any Debtor Indemnitee is entitled to indemnification under Section 4.2(b) (“Indemnifiable Losses”) are (or but for Section 4.2(b) would be) covered by one or more insurance policies, including any director and officer insurance policies, maintained by the reorganized Debtors (collectively, the “Debtor Insurance Policies”), the reorganized Debtors shall be the indemnitor of first resort to the Debtor Indemnified Parties with respect to such

Indemnifiable Losses, up to an amount equal to the limits of the Debtor Insurance Policies and the reorganized Debtors’ retention amounts under such insurance policies, in each case as applicable to such Indemnifiable Losses, and (ii) each reorganized Debtor irrevocably waives, relinquishes and releases the Litigation Trust from any and all claims against the Litigation Trust for contribution, subrogation or any other recovery of any kind in respect thereof.

4.3 No Liability for Acts of Successor/Predecessor Trustees. Upon the appointment of a successor Trustee and the delivery of the Trust Assets to the successor Trustee, the predecessor Trustee and any director, officer, affiliate, employee, employer, professional, agent, or representative of the predecessor Trustee shall have no further liability or responsibility with respect thereto. A successor Trustee shall have no duty to examine or inquire into the acts or omissions of its immediate or remote predecessor and no successor Trustee shall be in any way liable for the acts or omissions of any predecessor Trustee, unless a successor Trustee expressly assumes such responsibility. A predecessor Trustee shall have no liability for the acts or omissions of any immediate or subsequent successor Trustee for any events or occurrences subsequent to the cessation of its role as Trustee.

4.4 Reliance by Trustee and the Oversight Committee on Documents or Advice of Counsel. Except as otherwise provided in this Agreement, the Trustee, the Oversight Committee, any director, officer, affiliate, employee, employer, professional, agent, or representative of the Trustee, and the Members of the Oversight Committee may rely, and shall be protected from liability for acting, on any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document reasonably believed by the Trustee or the Oversight Committee to be genuine and to have been presented by an authorized party. Neither the Trustee nor the Oversight Committee shall be liable for any action taken or suffered by the Trustee or the Oversight Committee, as applicable, in reasonable reliance upon the advice of counsel or other professionals engaged by the Trustee or the Oversight Committee, as applicable, in accordance with this Agreement.

4.5 Insurance. The Litigation Trust may purchase, using Trust Assets, and carry all insurance policies and pay all insurance premiums and costs that the Oversight Committee or the Trustee deem reasonably necessary or advisable, including, without limitation, purchasing any errors and omissions insurance with regard to any liabilities, losses, damages, claims, costs, and expenses it may incur, including but not limited to attorneys’ fees, arising out of or due to its actions or omissions, or consequences of such actions or omissions, other than as a result of its fraud or willful misconduct, with respect to the implementation and administration of the Plan or this Agreement.

ARTICLE V

GENERAL PROVISIONS CONCERNING

ADMINISTRATION OF THE LITIGATION TRUST

5.1 Register of Beneficiaries. Debtors, on behalf of the Litigation Trust, shall maintain at all times a register of or other means of identifying the names, mailing addresses, taxpayer identification numbers, amounts of Allowed Claims, and the Pro Rata interests in the Litigation Trust of the Beneficiaries (the “Register”). The Debtors shall make such Register available to the Trustee as from time to time requested by the Trustee.

5.2 Books and Records. To the extent requested by the Oversight Committee, the Litigation Trust also shall maintain in respect of the Litigation Trust books and records relating to the Trust Assets and income realized therefrom and the payment of expenses of and claims against or assumed by the Litigation Trust in such detail and for such period of time as may be necessary to enable it to make full and proper reports in respect thereof. Except as expressly provided in this Agreement, the Plan, or the Confirmation Order, or as may be required by applicable law (including securities law), nothing in this Agreement is intended to require the Litigation Trust to file any accounting or seek approval of any court with respect to the administration of the Litigation Trust, or as a condition for making any payment or distribution out of the Trust Assets. The Oversight Committee shall have the right to inspect the books and records of the Litigation Trust at any time upon reasonable notice to the Trustee. Beneficiaries shall have the right upon thirty (30) days’ prior written notice delivered to the Trustee to inspect the Litigation Trust’s books and records, including the Register, provided such Beneficiary shall have entered into a confidentiality agreement in form and substance reasonably satisfactory to the Trustee. Satisfaction of the foregoing condition notwithstanding, if (a) the Trustee and the Oversight Committee determine in good faith that the inspection of the Litigation Trust’s books and records, including the Register, by any Beneficiary would be detrimental to the Litigation Trust or (b) such Beneficiary is a defendant (or potential defendant) in a pending (or potential) action brought by the Litigation Trust, the Litigation Trust may deny such request for inspection. The Bankruptcy Court shall resolve any dispute between any Beneficiary and the Trustee under this Section 5.2.

5.3 Periodic Reporting Obligations to Bankruptcy Court. The Trustee may file with the Bankruptcy Court on a periodic basis a report setting forth the amounts and dates of all distributions made by the Trustee under the Plan through each applicable reporting period.

5.4 Reports to Holders of Litigation Trust Interests.

(a) Securities Laws. If the Litigation Trust Interests constitute “securities” under the Securities Act of 1933, as amended (the “Securities Act”), the issuance and distributions (and to the extent constituting an offer and sale, the offer and sale) of Litigation Trust Interests under the Plan shall be exempt pursuant to section 1145 of the Bankruptcy Code from registration under the Securities Act and applicable state and local laws requiring registration of securities. If the Trustee determines, with the advice of counsel, that the Litigation Trust is required to comply with any of the registration, reporting, or other requirements of the Securities Exchange Act of 1934, as amended, or the Investment Company Act of 1940, as amended, then the Trustee shall take any and all actions necessary to comply with such requirements or may seek exemption from the Securities and Exchange Commission therefor, and, if granted, shall comply with the terms of any such exemption.

(b) Other Reporting. At the request of the Oversight Committee, as soon as practicable after the end of each calendar year and as soon as practicable upon termination of the Litigation Trust, the Trustee shall provide to the members of the Oversight Committee and to each Beneficiary as of the end of such period or such date of termination a written report including financial statements of the Litigation Trust for such period, prepared in accordance with U.S. generally accepted accounting principles, and, if the end of a calendar year, a report (which may be prepared by an independent certified public accountant employed by the Trustee) reflecting the result of such agreed upon procedures relating to the financial accounting administration of the Litigation Trust as considered by the Trustee in its discretion, to be appropriate under the circumstances. Notwithstanding anything to the contrary contained herein, the Trustee shall not provide or disclose any information that it reasonably believes is privileged or otherwise protected from discovery without first ensuring that inclusion of that information will not waive any such privilege or protection. Subject to the foregoing sentence, the Trustee may post any such report on a limited-access web site maintained by the Trustee and available to the Beneficiaries. To the extent specifically authorized by a Beneficiary, the posting of any such report may be in lieu of providing a copy to the Beneficiary (unless otherwise required by law).

5.5 Final Accounting of Trustee. The Trustee (or any such successor Trustee) shall within ninety (90) days after the termination of the Litigation Trust or the death, dissolution, resignation, or removal of the Trustee, render an accounting containing at least the following information:

(a) A description of the Trust Assets;

(b) A summarized accounting in sufficient detail of all gains, losses, receipts, disbursements, and other transactions in connection with the Litigation Trust and the Trust Assets during the Trustee’s term of service, including their source and nature;

(c) Separate entries for all receipts of principal and income;

(d) The ending balance of all Trust Assets as of the date of the accounting, including the Cash balance on hand and the name(s) and location(s) of the depository or depositories where the Cash is kept;

(e) All known liabilities of the Litigation Trust; and

(f) All pending actions.

5.6 Filing of Accounting. The accounting shall be filed with the Bankruptcy Court and all Beneficiaries shall have notice that the final accounting has been filed and an opportunity to have a hearing on the approval of the accounting and, to the extent applicable, the discharge of the Trustee.

5.7 Costs and Expenses of the Trustee. Notwithstanding any other terms of this Agreement, the Trustee shall not be required to incur any costs and expenses in connection with the Trustee’s performance of any obligations under this Agreement unless the payment of such costs and expenses has been made or provided for by one or more of the Beneficiaries or the Debtors to the extent the Trust Proceeds then available are not sufficient to cover such costs and expenses; provided further that no Beneficiary or Debtor is under any obligation to make or provide for payment of any such costs or expenses and the Trustee shall not be required or obligated to undertake any action or perform any obligation under this Agreement that would require the incurrence of any such cost or expenses to the extent the provision for payment therefor in accordance with the foregoing has not occurred.

ARTICLE VI

BENEFICIAL INTERESTS AND BENEFICIARIES

6.1 Trust Beneficial Interests. Each Beneficiary shall be a holder of an interest in the Litigation Trust (“Litigation Trust Interests”) in proportion to its right to distributions from the Litigation Trust under Article VII. The Litigation Trust Interests will be uncertificated; accordingly, distributions of Litigation Trust Interests will be accomplished solely by the entry of the names of the holders and their respective Litigation Trust Interests in the books and records of the Litigation Trust. Each holder of a Litigation Trust Interest shall take and hold its uncertificated beneficial interest subject to all of the terms and provisions of this Trust Agreement and the Confirmation Order. Beneficiaries shall be entitled to receive distributions on account of their Litigation Trust Interest as set forth in Article VII.

6.2 Interest Beneficial Only. The ownership of a Litigation Trust Interest shall not entitle any Beneficiary to any title in or to the Trust Assets or to any right to call for a partition or division of the Trust Assets or to require an accounting.

6.3 Evidence of Litigation Trust Interest. Ownership of a Litigation Trust Interest shall not be evidenced by any certificate, security, or receipt or in any other form or manner whatsoever, except as maintained on the Register. Except as otherwise required by law, references in this Agreement to the identification of holders and the providing of information to holders shall be read to mean holders of record as set forth in the Register and shall not mean any beneficial owner not recorded on such Register. Unless expressly provided herein, the Trustee may establish a record date, which it deems practicable for determining the holders for a particular purpose. The distribution of Litigation Trust Interests to the holders of Litigation Trust Interests shall be accomplished as set forth herein.

6.4 Transfers of Litigation Trust Interests. The issuance and distributions (and to the extent constituting an offer and sale, the offer and sale) of the Litigation Trust Interests pursuant to the Plan have not been registered under to the Securities Act or any state securities law. If the Litigation Trust Interests constitute “securities,” the parties hereto intend that the exemption provisions of section 1145 of the Bankruptcy Code shall apply to the issuance and distributions (and to the extent constituting an offer and sale, the offer and sale) of the Litigation Trust Interests pursuant to the Plan. The Litigation Trust Interests shall not be capable of being transferred, assigned, pledged or hypothecated, in whole or in part. Any purported transfer, assignment, pledge or hypothecation of a Litigation Trust Interest or any part thereof shall constitute a violation of this Section 6.4 and shall be void ab initio. Beneficial interests in the Litigation Trust shall be nontransferable except upon death of the interest Holder or by operation of law; provided, however, for the avoidance of doubt, that a Beneficiary may abandon its interest back to the Litigation Trust.

6.5 Absolute Owners. The Trustee may deem and treat the Beneficiary reflected as the owner of Litigation Trust Interest on the Register as the absolute owner thereof for the purposes of receiving distributions and payments on account thereof for federal and state income tax purposes and for all other purposes whatsoever.

6.6 Change of Address. A Beneficiary may, after the Effective Date, select an alternative mailing address by notifying the Litigation Trust in writing of such alternative address. Absent such notice, the Trustee shall not recognize any such change of address. Such notification shall be effective only upon receipt by the Trustee.

6.7 Effect of Death, Dissolution, Incapacity or Bankruptcy of Beneficiary. The death, dissolution, incapacity, or bankruptcy of a Beneficiary during the term of the Litigation Trust shall not operate to terminate the Litigation Trust during the term of the Litigation Trust nor shall it entitle the representative or creditors of the deceased, dissolved, incapacitated, or bankrupt Beneficiary to an accounting or to take any action in any court or elsewhere for the distribution of the Trust Assets or for a partition thereof, nor shall it otherwise affect the rights and obligations of the Beneficiary under this Agreement or in the Litigation Trust.

6.8 Standing. Except as expressly provided in this Agreement or the Confirmation Order, a Beneficiary does not have standing to direct the Trustee to do or not to do any act or to institute any action or proceeding at law or in equity against any party (other than against the Trustee to the extent provided in this Agreement) with respect to the Trust Assets.

ARTICLE VII

DISTRIBUTIONS

7.1 Distributions to Beneficiaries from Trust Assets.

(a) All payments to be made by the Litigation Trust to any Beneficiary shall be made only in accordance with this Agreement and the Plan.

(b) On any date determined by the Trustee with the approval of the Oversight Committee, or on any date directed by the Oversight Committee, and in any event promptly upon receipt of any payment or distribution received in connection with any judgment or settlement of a Contributed Claim in an amount in excess of $1,000,000 and at least once in every twelve (12) month period (as measured from the Effective Date or the prior distribution date, as applicable), the Trustee shall distribute from the Litigation Trust the Trust Property Then Available For Distribution to the holders of the Litigation Trust Interests entitled thereto, as described in this Section 7.1(b).

(i) HoldCo Litigation Proceeds. Subject to Section 9.3, the Trustee shall distribute to each HoldCo Litigation Trust Beneficiary its Pro Rata share of the HoldCo Trust Property Then Available For Distribution.

(ii) OpCo Litigation Proceeds. Subject to Section 9.3, the Trustee shall distribute to each OpCo Litigation Trust Beneficiary its Pro Rata share of the OpCo Trust Property Then Available For Distribution.

(c) Prior to making any distribution, the Trustee shall, in consultation with and subject to the approval of the Oversight Committee, determine such amounts (the “Expense Reserve”) that are (i) reasonably necessary to meet liabilities (whether fixed or contingent), (ii) necessary to pay reasonable expenses (including, but not limited to, any fees to professionals retained by the Litigation Trust or taxes imposed on the Litigation Trust or in respect of the Trust

Property), and (iii) necessary to satisfy other reasonable liabilities reasonably incurred by the Litigation Trust (including the fees and expenses payable to the Trustee) in accordance with this Agreement and the Plan. Liabilities and expenses attributable to Causes of Action contributed to the Litigation Trust by HoldCo shall be included in the HoldCo Expense Reserve and liabilities and expenses attributable to Causes of Action contributed to the Litigation Trust by OpCo shall be included in the OpCo Expense Reserve, and liabilities and expenses that are attributable to Causes of Action contributed to the Litigation Trust by HoldCo and Causes of Action contributed to the Litigation Trust by OpCo or that are not attributable to any specific Cause of Action shall be allocated among the HoldCo Expense Reserve and the OpCo Expense reserve as determined by the Trustee in the Trustee’s good faith discretion based on the Litigation Trust’s cash on hand and the Trustees good faith estimate of the relative value of the Contributed Claims then held by the Litigation Trust (and the Trustee may from time to time true-up any the HoldCo expense reserve and OpCo expense reserve to achieve the foregoing allocation., taking into account, for purposes of the foregoing, the availability, where applicable, of cash already on hand or scheduled to be received to satisfy such liabilities or expenses.

(d) All distributions made by the Trustee shall be payable to the holders of the Litigation Trust Interests entitled thereto as reflected on the Register. If the distribution shall be in cash, the Trustee shall distribute such cash by wire, check, or such other form as the Trustee deems appropriate under the circumstances.

7.2 Distributions; Notice of Withholding. All distributions under this Agreement shall be made by the Trustee. The Trustee may withhold from amounts distributable or otherwise allocable to any Beneficiary any and all amounts, determined in the Trustee’s sole discretion, to be required by any law, regulation, rule, ruling, directive, or other governmental requirement, and as further provided in Section 8.3. All such amounts withheld shall be treated as amounts distributed to such Beneficiary for all purposes of the Plan. Prior to the making of any distributions contemplated hereunder to any class of Beneficiaries, the Trustee shall provide the Oversight Committee with three (3) business days’ written notice of any such distribution, which notice shall include a summary of the aggregate amounts to be distributed to each class of Beneficiaries. Within two (2) business days of receipt of the notice of distribution, any Member of the Oversight Committee may request additional information regarding the calculation of the aggregate distribution amounts for such class of Beneficiaries.

ARTICLE VIII

TAXES

8.1 Income Tax Status. Consistent with Revenue Procedure 94-45, 1994-28 I.R.B. 124, the Litigation Trust shall be treated, and the Trustee shall use his best efforts to operate and maintain the Litigation Trust, as a liquidating trust pursuant to Treasury Regulation Section 301.7701-4(d) and as a grantor trust pursuant to IRC Sections 671-677. Accordingly, the Beneficiaries shall be treated, for federal income tax purposes, (i) as direct recipients of an undivided interest in the Trust Assets (other than to the extent such Trust Assets are allocable to Disputed Claims or as is otherwise set forth in the Plan) and as having immediately contributed such Trust Assets to the Litigation Trust, and (ii) thereafter, as the grantors and the deemed owners of the Litigation Trust and, thus, the direct owners of an undivided interest in the Trust Assets (other than the Trust Assets as are allocable to Disputed Claims or as is otherwise set forth in the Plan).

8.2 Valuations. As soon as possible after the Effective Date, the Trustee, in consultation with any financial advisors it deems appropriate, shall make a good faith valuation of the Trust Assets, and such valuation shall be used consistently by all parties (including, without limitation, the Litigation Trust and the Beneficiaries) for all federal income tax purposes. Accordingly, the Trustee shall, as relevant from time to time, make such values available to the parties. The Litigation Trust also shall file (or cause to be filed) any other statements, returns, or disclosures relating to the Litigation Trust that are required by any governmental unit.

8.3 Tax Returns; Withholding of Taxes and Reporting Related to Litigation Trust Operations.

(a) In accordance with IRC Section 6012 and Treasury Regulation Section 1.671-4(a), the Litigation Trust shall file with the IRS annual tax returns on Form 1041. In addition, the Litigation Trust shall file in a timely manner such other tax returns, including any state and local tax returns, as are required by applicable law and pay any taxes shown as due thereon. Such returns shall be consistent with the treatment of the Litigation Trust as a liquidating trust within the meaning of Treasury Regulations Section 301.7701-4(d) that is a grantor trust pursuant to Treasury Regulations Section 1.671-1(a), other than with respect to any Disputed Claims reserve, which shall be consistent with the treatment of such Disputed Claims reserve as a “disputed ownership fund” within the meaning of Treasury Regulations Section 1.468B-(9)(b)(1) as provided in Section 8.5, and to the extent permitted by applicable law, report consistently the foregoing for state and local income tax purposes. Within a reasonable time following the end of the taxable year, the Litigation Trust shall send to each Beneficiary a separate statement setting forth the Beneficiary’s share of items of income, gain, loss, deduction or credit and will instruct each such Beneficiary to report such items on their federal income tax returns.

(b) Allocations of Litigation Trust taxable income among the Beneficiaries of the Litigation Trust (other than taxable income allocable to any Disputed Claims reserve) shall be determined by reference to the manner in which an amount of cash representing such taxable income would be distributed (were such cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the Litigation Trust had distributed all its assets (valued at their tax book value, and other than assets allocable to any Disputed Claims reserve) to the holders of the Litigation Trust interests, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Litigation Trust. Similarly, taxable loss of the Litigation Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a hypothetical liquidating distribution of the remaining Trust Property. The tax book value of the Trust Property for the purposes of this section 8.2(b) shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the IRC, applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.

(c) In connection with the Plan and all distributions thereunder, the Trustee shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all distributions thereunder shall be subject to any such withholding and reporting requirements. The Trustee is authorized by the Plan to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, (a) each holder of an Allowed Claim that is to receive a distribution pursuant to the Plan has sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Trustee for the payment and satisfaction of such withholding tax obligations. Any property to be distributed pursuant to the Plan, pending the implementation of such arrangements, shall be treated as an undeliverable distribution to be held by the Trustee until such time as the Trustee is satisfied with the holder’s arrangements for any withholding tax obligations. The Trustee may require any Beneficiary to furnish to the Trustee its social security number or employer or taxpayer identification number as assigned by the IRS, and the Trustee may condition any distribution to any Beneficiary upon the receipt of such identification number(s) or other information the Trustee reasonably determines to be necessary in connection with the withholding of taxes.

8.4 Treatment of Disputed Claims Reserve. Notwithstanding any other provision of this Agreement to the contrary, subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, the Trustee shall (i) treat any Trust Assets allocable to, or retained on account of, the Disputed Claims as held by one or more discrete trusts for federal income tax purposes, consisting of separate and independent shares to be established in respect of each Disputed Claim, in accordance with the trust provisions of the IRC (sections 641 et seq.) or (ii) elect to treat such Trust Assets as a “disputed ownership fund” governed by Treasury Regulation Section 1.468B-9. All parties shall report, for income tax purposes, consistent with the foregoing. In the event, and to the extent, any Cash retained on account of a Disputed Claim in any Disputed Claims reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, such Disputed Claim, such taxes shall be (a) reimbursed from any subsequent Cash amounts retained on account of such Disputed Claim, or (b) to the extent such Disputed Claim has subsequently been resolved, deducted from any amounts distributable by the Trustee as a result of the resolution of such Disputed Claim.

8.5 Expedited Determination of Taxes. The Litigation Trust may request an expedited determination of taxes of the Debtors and of the Litigation Trust, including any Disputed Claims reserve, under Bankruptcy Code section 505 for all returns filed for, or on behalf of, the Debtors and the Litigation Trust for all taxable periods through the termination of the Litigation Trust.

ARTICLE IX

TERMINATION OF LITIGATION TRUST

9.1 Termination of Litigation Trust. The Trustee shall be discharged and the Litigation Trust shall be terminated, at such time as (i) all of the Trust Assets have been liquidated, (ii) all duties and obligations of the Trustee hereunder have been fulfilled, and (iii) all distributions required to be made by the Trustee under the Plan and this Agreement have been made; provided, however, that in no event shall the Litigation Trust be terminated later than the term of the Litigation Trust under Section 9.2 of this Agreement, as such term may be extended pursuant to Section 9.2.

9.2 Maximum Term. The term of the Litigation Trust shall end no later than the third (3rd) anniversary of the Effective Date (the “Initial Litigation Trust Term”); provided, however, that on or prior to such termination, the Bankruptcy Court, upon motion by Trustee or a party in interest, may within the six-month period prior to the third (3rd) anniversary (or within the six-month period prior to the end of any extension period), extend the term of the Litigation Trust for a fixed period if it is necessary to facilitate or complete the liquidation and distribution of the Trust Assets, provided, however, that the aggregate of all such extensions shall not exceed three (3) years, unless the Trustee receives a favorable ruling from the IRS that any further extension would not adversely affect the status of the Litigation trust as a grantor trust for federal income tax purposes. The Trustee will not unduly prolong the duration of the Litigation Trust and will at all times endeavor to resolve, settle or otherwise dispose of all Trust Assets, to effect distributions to Beneficiaries in accordance with the terms hereof, the Plan and Confirmation Order and to terminate the Litigation Trust as soon as practicable in a prompt and timely fashion. In the event that the Trustee elects to terminate the Litigation Trust, he shall provide twenty (20) day notice thereof to the Office of the United States Trustee, the Reorganized Debtors, and the Oversight Committee, and file such notice with the Bankruptcy Court and upon such termination, the Trustee shall cease to act as the Trustee and the Oversight Committee shall be disbanded such that neither the Trustee nor the members of the Oversight Committee shall have any further duties or responsibilities under the Agreement or otherwise.

9.3 Events Upon End of Term Termination. At the conclusion of the term of the Litigation Trust, (a) the Trustee shall distribute any remaining Trust Proceeds, if any, to the Beneficiaries, in accordance with Article VII; provided, however, that the Trustee shall not be obligated to make distributions if the amount of the available cash is de minimis and is not sufficient to warrant the incurrence of the cost of making such distribution and (b) any remaining Trust Assets (other than Trust Proceeds) shall revert to and vest in the Reorganized Debtor (or its successor) that contributed the applicable Trust Asset.

9.4 Winding Up and Discharge of the Trustee. For the purposes of winding up the affairs of the Litigation Trust at the conclusion of its term, the Trustee shall continue to act as Trustee until its duties under this Agreement have been fully discharged or its role as Trustee is otherwise terminated under this Agreement and the Plan. Upon a motion by the Trustee, the Bankruptcy Court may enter an order relieving the Trustee, its agents, and employees of any further duties, discharging the Trustee and releasing its bond, if any.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Amendments. The Trustee may, with the approval of the Oversight Committee, modify, supplement, or amend this Agreement but only to clarify any ambiguity or inconsistency, or render the Agreement in compliance with its stated tax purposes, and only if such amendment does not materially and adversely affect the interests, rights, treatment, or distributions of any Beneficiaries. The Trustee may, with the approval of a majority of the Members of the Oversight Committee, modify, supplement, or amend this Agreement in any way that is not inconsistent with the Plan or the Confirmation Order. In the event that a majority of the Members of the Oversight Committee are unable to reach a consensus regarding a proposed modification, supplement, or amendment, the Trustee may seek Bankruptcy Court approval of any such modification, supplement, or amendment. Notwithstanding anything in this Section 10.1 to the contrary, any amendments to this Agreement shall not be inconsistent with the purpose and intention of the Litigation Trust to liquidate in an expeditious but orderly manner the Trust Assets in accordance with Treasury Regulations Section 301.7701-4(d) and this Agreement.

10.2 Waiver. No failure by the Litigation Trust, the Trustee, or the Oversight Committee to exercise or delay in exercising any right, power or privilege hereunder shall operate as a waiver, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any further exercise thereof, or of any other right, power or privilege.

10.3 Cumulative Rights and Remedies. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights under law or in equity.

10.4 No Bond Required. Notwithstanding any state law to the contrary, the Trustee (including any successor Trustee) shall be exempt from giving any bond or other security in any jurisdiction.

10.5 Irrevocability. This Agreement and the Litigation Trust created hereunder shall be irrevocable, except as otherwise expressly provided in this Agreement.

10.6 Relationship to the Plan. The principal purpose of this Agreement is to aid in the implementation of the Plan and, therefore, this Agreement incorporates and is subject to the provisions of the Plan and the Confirmation Order. In the event that any provision of this Agreement is found to be inconsistent with a provision of the Plan or the Confirmation Order, the provisions of the Plan or the Confirmation Order, as applicable, shall control. Notwithstanding anything to the contrary in this Agreement, the Litigation Trust, the Oversight Committee, and the Members shall be bound by the terms of the Plan and, accordingly, shall not commence any proceeding with respect to any Cause of Action released, enjoined, and/or exculpated pursuant to the Plan.

10.7 Division of Litigation Trust. Under no circumstances shall the Trustee have the right or power to divide the Litigation Trust unless authorized to do so by the Oversight Committee and the Bankruptcy Court.

10.8 Applicable Law. The Litigation Trust is made in the State of Delaware, and the Litigation Trust and this Agreement, and the rights and obligations of the Trustee or the Oversight Committee are to be governed by and construed and administered according to the laws of the State of Delaware; provided, however, that, except as expressly provided in this Agreement, there shall not be applicable to the Litigation Trust, the Trustee, the Oversight Committee or its Members, or this Agreement any provisions of the laws (statutory or common) of the State of Delaware pertaining to trusts which relate to or regulate: (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges; (ii) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust; (iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property; (iv) fees or other sums payable to trustees, officers, agents or employees of a trust; (v) the allocation of receipts and expenditures to income or principal; (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets; or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees, which are inconsistent with the limitations or liabilities or authorities and powers of the Trustee set forth or referenced in this Agreement.

10.9 Retention of Jurisdiction. Notwithstanding the Effective Date, and to the fullest extent permitted by law and as set forth in Article XII of the Plan, the Bankruptcy Court shall retain exclusive jurisdiction over the Litigation Trust after the Effective Date, including, without limitation, jurisdiction to resolve any and all controversies, suits, and issues that may arise in connection therewith, including, without limitation, this Agreement, or any entity’s obligations incurred in connection herewith, including without limitation, any action against the Trustee or any Member of the Oversight Committee or any professional retained by the Trustee or the Oversight Committee, in each case in its capacity as such. Each party to this Agreement and each beneficiary of the Litigation Trust hereby irrevocably consents to the exclusive jurisdiction of the Bankruptcy Court in any action to enforce, interpret, or construe any provision of this Agreement or of any other agreement or document delivered in connection with this Agreement, and also hereby irrevocably waives any defense of improper venue, forum non conveniens, or lack of personal jurisdiction to any such action brought in the Bankruptcy Court. Each party further irrevocably agrees that any action to enforce, interpret, or construe any provision of this Agreement will be brought only in the Bankruptcy Court. Each party hereby irrevocably consents to the service by certified or registered mail, return receipt requested, of any process in any action to enforce, interpret or construe any provision of this Agreement. Notwithstanding the preceding, nothing herein shall be interpreted as requiring the commencement or prosecution of any Causes of Action in the Bankruptcy Court, and all determinations regarding the proper forum for initiating any Cause of Action shall be at the discretion of the Litigation Trust, consistent with applicable law.

10.10 Severability. In the event that any provision of this Agreement or the application thereof to any person or circumstance shall be determined by the Bankruptcy Court to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstance, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

10.11 Limitation of Benefits. Except as otherwise specifically provided in this Agreement, the Plan, or the Confirmation Order, nothing herein is intended or shall be construed to confer on or to give any person other than the parties hereto and the Beneficiaries any rights or remedies under or by reason of this Agreement.

10.12 Notices. All notices, requests, demands, consents, and other communication hereunder shall be in writing and shall be deemed to have been duly given to a person, if delivered in person or if sent by overnight mail, registered mail, certified mail or regular mail, with postage prepaid, to the following addresses:

If to the Trustee:

Drivetrain Advisors, Ltd.

630 Third Avenue, 21st Floor

New York, NY 10017

Attention: Alan Carr

with a copy to:

Weil, Gotshal and Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Matt Barr and David Griffiths

If to a Beneficiary:

To the name and mailing address set forth in the Register with respect to such Beneficiary.

If to the reorganized Debtors:

Seventy Seven Energy Inc.

777 NW 63rd Street

Oklahoma City, OK 73116

Attention: David Treadwell, Esq.

The parties may designate in writing from time to time other and additional places to which notices may be sent.

10.13 Further Assurances. From and after the Effective Date, the parties hereto covenant and agree to execute and deliver all such documents and notices and to take all such further actions as may reasonably be required from time to time to carry out the intent and purposes of this Agreement, and to consummate the transactions contemplated hereby.

10.14 Integration. This Agreement, the Plan, and the Confirmation Order constitute the entire agreement with, by, and among the parties thereto, and there are no representations, warranties, covenants, or obligations except as set forth herein, in the Plan, and in the Confirmation Order. This Agreement, together with the Plan and the Confirmation Order, supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions, written or oral, of the parties hereto, relating to any transaction contemplated hereunder. Except as otherwise provided in this Agreement, the Plan, or Confirmation Order, nothing herein is intended or shall be construed to confer upon or give any person other than the parties hereto and the Beneficiaries any rights or remedies under or by reason of this Agreement. To the extent there is an inconsistency between the Plan and this Agreement, the Plan shall control.

10.15 Interpretation. The enumeration and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof. Unless context otherwise requires, whenever used in this Agreement the singular shall include the plural and the plural shall include the singular, and words importing the masculine gender shall include the feminine and the neuter, if appropriate, and vice versa, and words importing persons shall include partnerships, associations and corporations. The words herein, hereby, and hereunder and words with similar import, refer to this Agreement as a whole and not to any particular Section or subsection hereof unless the context requires otherwise. Any reference to the “Trustee” shall be deemed to include a reference to the “Litigation Trust” and any reference to the “Litigation Trust” shall be deemed to include a reference to the “Trustee” except for the references in Sections 5.1, 5.2, and such other provisions in which the context otherwise requires.

10.16 Counterparts. This Agreement may be signed by the parties hereto in counterparts, which, when taken together, shall constitute one and the same document.

[Signature Page(s) Follow(s)]

IN WITNESS WHEREOF, the parties hereto have either executed and acknowledged this Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers or representatives, all as of the date first above written.

DEBTORS

SEVENTY SEVEN ENERGY INC.
on behalf of itself and each of the other Debtors

By:	/s/ Cary Baetz
Title:	Cary Baetz
Name:	Chief Financial Officer and Treasurer

THE LITIGATION TRUSTEE

By:	/s/ Alan Carr
Alan Carr

AGREED AND ACKNOWLEDGED BY:

Members of the Oversight Committee

/s/ Omar Vaishnavi

Omar Vaishnavi

/s/ Victor Danh

Victor Danh

Schedule A

“Beneficiaries” means, collectively the HoldCo Litigation Trust Beneficiaries and the OpCo Litigation Trust Beneficiaries.

“Cause of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, lien, indemnity, contribution, guarantee, suit, obligation, liability, debt, damage, judgment, account, defense, remedy, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including, without limitation, under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. For the avoidance of doubt, Cause of Action includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claims under any state or foreign law, including, without limitation, any fraudulent transfer or similar claims.

“HoldCo Expense Reserve” means the Expense Reserve to the extent attributable to Causes of Action contributed to the Litigation Trust by HoldCo.

“HoldCo Litigation Proceeds” means the proceeds of any Causes of Action assigned and transferred to the Litigation Trust by HoldCo.

“HoldCo Litigation Trust Beneficiaries” means, collectively, the holders of the OpCo Notes Guaranty Claims and the holders of the HoldCo Notes Claims.

“HoldCo Notes Claims” has the meaning given such term in the Plan.

“HoldCo Trust Property Then Available For Distribution” means all cash and cash equivalents (including without limitation all Permitted Investments) that constitute HoldCo Litigation Proceeds, or any earnings thereon, less the amount of the HoldCo Expense Reserve.

“OpCo Expense Reserve” means the Expense Reserve to the extent attributable to Causes of Action contributed to the Litigation Trust by OpCo.

“OpCo Litigation Proceeds” means the proceeds of any Causes of Action assigned and transferred to the Litigation Trust by any Debtor other than HoldCo.

“OpCo Litigation Trust Beneficiaries” means the holders of the OpCo Notes Claims.

“OpCo Notes Claims” has the meaning given such term in the Plan.

“OpCo Notes Guaranty Claims” has the meaning given such term in the Plan.

“OpCo Trust Property Then Available For Distribution” means all cash and cash equivalents (including without limitation all Permitted Investments) that constitute Opco Litigation Proceeds, or any earnings thereon, less the amount of the OpCo Expense Reserve.

“Permitted Investments” means:

(i)	securities issued or directly and fully guaranteed or insured by the government of the United States or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

(ii)	time deposits, certificates of deposit and bankers’ acceptances of any domestic commercial bank the short term debt obligations of which have been rated A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc. and which mature in not more than one year;

(iii)	commercial paper rated A-1 or the equivalent thereof by Standard & Poor’s Corporation or P-1 or the equivalent thereof by Moody’s Investors Service, Inc., and in each case having maturities of not more than ninety (90) days from the date of acquisition; and

(iv)	money market funds or money market mutual funds (other than closed-end funds) which maintain a constant net asset value and have at the time of such investment a rating by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation at least equivalent to “A.”

“Pro Rata” means (i) with respect each HoldCo Litigation Trust Beneficiary, the aggregate amount of the Allowed OpCo Note Guaranty Claims and HoldCo Note Claims held by such HoldCo Litigation Trust Beneficiary divided by the aggregate amount of all Allowed OpCo Note Guaranty Claims and HoldCo Note Claims held by all HoldCo Litigation Trust Beneficiaries, (ii) with respect each OpCo Litigation Trust Beneficiary, the aggregate amount of the Allowed OpCo Notes Claims held by such OpCo Litigation Trust Beneficiary divided by the aggregate amount of all Allowed OpCo Notes Claims held by all OpCo Litigation Trust Beneficiaries, and (iii) with respect to any matter that requires pro rata application as among the Beneficiaries other than with respect to Holdco Litigation Trust Beneficiaries, as a class (covered by clause (i) above), or with respect to Opco Litigation Trust Beneficiaries, as a class (covered by clause (ii) above), the aggregate amount of Allowed HoldCo Notes Claims, Allowed OpCo Notes Guaranty Claims and Allowed OpCo Notes Claims held by that person over the aggregate of the Allowed HoldCo Notes Claims, Allowed OpCo Notes Guaranty Claims and Allowed OpCo Notes Claims.

“Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private), litigation, investigation, complaint, demand, claim, action, charge, dispute, governmental proceeding or other similar formal proceeding.

“Prosecute” means to pursue the resolution of, enforcement of rights under and recovery of amounts or other damages, through any Proceeding or otherwise.

“Released Parties” means, collectively, and in each case in their capacities as such: the Exculpated Parties (as defined in the Plan).

“Spin-Off” means the series of transactions by which HoldCo was formed and, together with the other Debtors, became separated from Chesapeake Energy Corporation and its affiliates.

“Trust Proceeds” means the proceeds and other receipts of, from or attributable to the Trust Assets.

“Trust Property” means, collectively, the Trust Assets and the Trust Proceeds.

“Trust Property Then Available For Distribution” as of any distribution date shall be determined by the Trustee in advance of each distribution date by subtracting the Expense Reserve from the then available Trust Proceeds.

Schedule B

Trustee Compensation

$50,000, paid in a single lump sum payment. The Trustee’s compensation shall be earned on a monthly basis in advance, at the rate of $1,400.00 per month for the first 35 months and $1,000 for the 36th month, provided the full amount of $50,000 shall be fully earned on any termination of the trust prior to the full fee otherwise being earned, and if the trustee resigns for reasons other than the failure of the provision of payment for costs and expenses deemed necessary by the Trustee in connection with the Trustee’s performance of any obligations under this Agreement as provided in Section 5.7 any unearned amount of such compensation shall be property of the Trust.